CHEMBIO EXPANDS BOARD OF DIRECTORS

MEDFORD, N.Y (June 21, 2011) – Chembio Diagnostics, Inc. (OTC.QB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, has appointed Barbara A. DeBuono, M.D., M.P.H., and Peter Kissinger, Ph.D., to its Board of Directors, effective July 1, 2011.

Barbara A. DeBuono, M.D., M.P.H. is a renowned expert in public health innovation, health policy, education and research. In May 2011, Dr. DeBuono was appointed President and CEO of ORBIS International, which is dedicated to saving sight and eliminating avoidable blindness worldwide with headquarters in New York City.  Previously, from 2009-2011, Dr. DeBuono was Chief Medical Officer, Partner and Global Director of Health and Social Marketing at Porter Novelli, and from 2000-2008 she was Executive Director, Public Health and Government at Pfizer Inc.  Dr. DeBuono has served as Commissioner of Health for the state of New York and as Director of Health in Rhode Island and she was honored by the CDC Foundation in 2005 as one of five Public Health Heroes nationwide.  She serves as adjunct professor at The George Washington University School of Public Health, and is a co-founder of The MAIA Foundation, a charity dedicated to women’s health in sub-Saharan Africa. A Fellow of the American College of Physicians, Dr. DeBuono received her B.A. from the University of Rochester, her M.D. from the University of Rochester School of Medicine, and a Masters in Public Health (M.P.H.) from Harvard University School of Public Health.

Peter Kissinger, Ph.D., is a scientist, entrepreneur and academic, with a multi-faceted career in biotechnology and biomedical technologies.  He is the founder and Chairman Emeritus of Bioanalytical Systems, Inc. (NASDAQ: BASI), served as its Chairman and CEO from 1974-2007, and is Professor of Chemistry and Associate Department Head at Purdue University, West Lafayette, Indiana.  Dr. Kissinger’s academic research has involved the study of modern liquid chromatography techniques, and in vivo methodology for drug metabolism and the neurosciences.  Dr. Kissinger has published more than 230 scientific papers and is a Fellow of the American Association of Pharmaceutical Scientists and the American Association for the Advancement of Science.  In 2005, he became the Chairman of Prosolia, which markets mass spectrometry innovations for life science, industrial and homeland security applications.  In 2007, he and Candice Kissinger founded Phlebotics, Inc., a medical device company focused on diagnostic information for intensive care medicine. He is a columnist for the trade publication Drug Discovery News. Dr. Kissinger received a B.S. in Chemistry from Union College, Schenectady, N.Y. and a Ph.D. in Analytical Chemistry from the University of North Carolina in Chapel Hill.

Lawrence A. Siebert, Chembio’s Chairman and CEO, remarked, “On behalf of our current board of directors, I welcome both Dr. DeBuono and Dr. Kissinger and their service to our board of directors”.

Engagement of BDO USA, LLP as Company’s Independent Accountants

As recently reported in an 8-K filing with the SEC, the Company has made a change in its independent accounting firm and engaged BDO USA, LLP (“BDO”).  Lawrence Siebert commented, “BDO is one of the leading accounting firms with a strong presence locally and globally. We look forward to working with them.  We also appreciate the service of our previous accountants.”

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc., formerly known as Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, and actual results may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com

Orbis International
Jennifer Berman
Associate Director, Communications
ORBIS International
P: 646.674.5532
Jennifer.Berman@orbis.org